UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                    FORM 8-K



                                 CURRENT REPORT



                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934



                          Date of Report: June 9, 2006
                        (Date of earliest event reported)



                           QUEST RESOURCE CORPORATION
             (Exact name of registrant as specified in its charter)



            Nevada                   0-17371              90-0196936
 (State or other jurisdiction      (Commission         (I.R.S. Employer
     of incorporation or           File Number)     Identification Number)
        organization)


                         9520 North May Ave., Suite 300
                          Oklahoma City, Oklahoma 73120
          (Address of principal executive offices, including zip code)



                                 (405) 488-1304
              (Registrant's telephone number, including area code)

      1.01  Entry into a Material Definitive Agreement

      On June 9, 2006, we and our subsidiary, Quest Cherokee, LLC, which we refer to as Quest Cherokee, entered into a $75 million six-year Third Lien Term Loan Agreement among us, Quest Cherokee, Guggenheim Corporate Funding, LLC ("Guggenheim"), as administrative agent, and the lenders party thereto that was fully funded at the closing.

      Interest will accrue on the third lien term loan at LIBOR plus 8.5%. The third lien term loan may not be repaid prior to June 9, 2007. Thereafter, if we prepay the third lien term loan, we will pay a 2% premium in year 2 following the closing and a 1% premium in year 3 following the closing. Thereafter, we may repay the third lien term loan at any time without any premium or prepayment penalty.

      Each of our subsidiaries will guarantee all obligations under the Third Lien Term Loan Agreement. The third lien term loan is secured by a third priority lien on substantially all of our assets and our subsidiaries' assets. The Third Lien Term Loan Agreement will also secure on a pari passu basis any hedging agreements entered into with lenders, their affiliates and other approved counterparties if the hedging agreements state that they are secured by the Third Lien Term Loan Agreement. Approved counterparties are generally entities that have an A/A2 rating from Standard & Poor's or an A2 rating from Moody's or whose obligations are guaranteed by an entity with such a rating.

      The Third Lien Term Loan Agreement contains representations and warranties and affirmative and negative covenants that are customary for credit agreements of this type and that are substantially similar to those contained in our existing credit facilities. The covenants in the Third Lien Term Loan Agreement include, without limitation, performance of obligations; delivery of financial statements, other financial information, production reports and information regarding swap agreements; delivery of notices of default and other material developments; operation of properties in accordance with prudent industry practice and in compliance with applicable laws; maintenance of satisfactory insurance; compliance with laws; inspection of books and properties; continued perfection of security interests in existing and subsequently acquired collateral; further assurances; payment of taxes and other preferred claims; compliance with environmental laws and delivery of notices related thereto; delivery of reserve reports; limitations on dividends and other distributions on, and redemptions and repurchases of, capital stock and other equity interests; limitations on liens; limitations on loans and investments; limitations on debt, guarantees and hedging arrangements; limitations on mergers, acquisitions and asset sales; limitations on transactions with affiliates; limitations on dissolution; limitations on changes in business conducted by us and our subsidiaries; limitations on the right to enter into hedging arrangements; and prohibitions against agreements limiting any subsidiaries' right to pay dividends or make distributions; as well as certain financial covenants.

   The financial covenants applicable to the Third Lien Term Loan Agreement require that:

   o  our minimum net sales volumes will not be less than:

            2,380 mmcf for the quarter ended June 30, 2006;

            3,080 mmcf for the quarter ended September 30, 2006; and

            3,430 mmcf for the quarter ended December 31, 2006.

   o our ratio of total net debt to EBITDA for each quarter ending on the dates set forth below will not be more than:

            4.5 to 1.0 for the quarter ended March 31, 2007;

            4.25 to 1.0 for the quarter ended June 30, 2007;

            4.00 to 1.0 for the quarter ended September 30, 2007;

            3.75 to 1.0 for the quarter ended December 31, 2007;

            3.50 to 1.0 for the quarter ended March 31, 2008;

            3.25 to 1.0 for the quarter ended June 30, 2008; and

            3.00 to 1.0 for any quarter ended on or after September 30, 2008.

   o our ratio of PV-10 value for all our proved reserves to total net debt must not be less than 1.5 to 1.

      Under the Third Lien Term Loan Agreement, "PV-10 value" is generally defined as the future cash flows from our proved reserves (based on the NYMEX three-year pricing strip and taking into account the effects of our hedge agreements) discounted at 10%.

      EBITDA is generally defined as consolidated net income plus interest, income taxes, depreciation, depletion, amortization and other noncash charges (including unrealized losses on hedging agreements), minus all noncash income (including unrealized gains on hedging agreements). The EBITDA for each quarter will be multiplied by four in calculating the above ratios.

      Total net debt is generally defined as funded debt, less cash and cash equivalents, reimbursement obligations under letters of credit and certain surety bonds.

      Events of default under the Third Lien Term Loan Agreement are customary for transactions of this type and include, without limitation, non-payment of principal when due, non-payment of interest, fees and other amounts for a period of three business days after the due date, representations and warranties not being correct in any material respect when made, non-performance of covenants after any applicable grace period, certain acts of bankruptcy or insolvency, cross defaults to other material indebtedness and change in control. Under the Third Lien Term Loan Agreement, a change in control will generally be deemed to have occurred if any person or group acquires more than 35% of our outstanding common stock or a majority of our directors have either not been nominated or appointed by our board of directors. If an event of default has occurred and is continuing, the interest rate on the credit agreements will increase by 2.5%.

      We and Quest Cherokee are also parties to two other credit agreements totaling $200 million. These credit agreements consist of a $100 million Amended and Restated Senior Credit Agreement between us, Quest Cherokee, Guggenheim, as administrative agent and syndication agent, and the lenders party thereto and a $100 million Second Lien Term Loan Agreement between us, Quest Cherokee, Guggenheim, as administrative agent, and the lenders party thereto. In connection with the Third Lien Term Loan Agreement, we amended the Amended and Restated Senior Credit Agreement and amended and restated the Second Lien Term Loan Agreement. These amendments, among other things, permitted us to enter into the Third Lien Term Loan Agreement and reduced the interest rate charged on the second lien term loan from LIBOR plus 6% to LIBOR plus 5.5%.

      Item 2.03 Creation of a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement of a Registrant.

      See the disclosures under Item 1.01 Entry into a Material Definitive Agreement, which is incorporated herein by reference.

      Item 8.01 Other Events.

      On June 14, 2006, we issued a press release reporting that we had closed on the Third Lien Term Loan discussed above and that we were considering a transaction in which we would contribute Bluestem Pipeline LLC, the subsidiary that owns all of our natural gas gathering pipeline network, to Quest Resource Partners, L.P., a to be formed limited partnership. One of our wholly owned subsidiaries would be the general partner of the partnership and we or another subsidiary would initially own all of the limited partnership interests in the partnership. We also announced our intention that the partnership would conduct an initial public offering of its limited partnership interests. A copy of the press release is attached as Exhibit 99.1 to this report.

      Item 9.01 Financial Statements and Exhibits

  (d) Exhibits

4.1 Amendment No. 1 to Amended and Restated Senior Credit Agreement by and among Quest Resource Corporation, Quest Cherokee, LLC, Guggenheim Corporate Funding, LLC, and the Lenders party thereto, dated as of the 9th day of June, 2006.

4.2 Amended and Restated Second Lien Term Loan Agreement by and among Quest Cherokee, LLC, Quest Resource Corporation, Guggenheim Corporate Funding, LLC, and the Lenders party thereto, dated as of the 9th day of June, 2006.

4.3 Amended and Restated Security Agreement for the Amended and Restated Second Lien Term Loan Agreement by and among Quest Cherokee, LLC, Quest Resource Corporation, and the Guarantors party thereto in favor of Guggenheim Corporate Funding, LLC, dated as of the 9th day of June, 2006.

4.4 Reaffirmation of Guaranty for Amended and Restated Second Lien Term Loan Agreement by Bluestem Pipeline, LLC, J-W Gas Gathering, L.L.C., Ponderosa Gas Pipeline Company, Inc., Producers Service Incorporated, Quest Cherokee Oilfield Service, LLC, Quest Energy Service, Inc., Quest Oil & Gas Corporation, and STP Cherokee, Inc. in favor of Guggenheim Corporate Funding, LLC, dated as of the 9th day of June, 2006.

4.5 Third Lien Term Loan Agreement by and among Quest Cherokee, LLC, Quest Resource Corporation, Guggenheim Corporate Funding, and the Lenders party thereto, dated as of the 9th day of June, 2006.

4.6 Security Agreement for Third Lien Term Loan Agreement by Quest Cherokee, LLC, Quest Resource Corporation, and the Guarantors party thereto in favor of Guggenheim Corporate Funding, LLC, dated as of the 9th day of June, 2006.

4.7 Guaranty for Third Lien Term Loan Agreement by Bluestem Pipeline, LLC, J-W Gas Gathering, L.L.C., Ponderosa Gas Pipeline Company, Inc., Producers Service Incorporated, Quest Cherokee Oilfield Service, LLC, Quest Energy Service, Inc., Quest Oil & Gas Corporation, and STP Cherokee, Inc. in favor of Guggenheim Corporate Funding, LLC, dated as of the 9th day of June, 2006.

4.8 Second Amended and Restated Intercreditor Agreement by and among Quest Resource Corporation, Quest Cherokee, LLC, STP Cherokee, Inc., Quest Oil & Gas Corporation, Quest Energy Service, Inc., Ponderosa Gas Pipeline Company, Inc., Producers Service Incorporated, J-W Gas Gathering, L.L.C., Bluestem Pipeline, LLC Quest Cherokee Oilfield Service, LLC, and Guggenheim Corporate Funding, LLC, dated as of the 9th day of June, 2006.

99.1 Press Release dated June 14, 2006

                                   SIGNATURES

      Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    QUEST RESOURCE CORPORATION



                                    By:   /s/ Jerry D. Cash
                                          ------------------------------
                                          Jerry D. Cash
                                          Chief Executive Officer

Date: June 14, 2006